Greg Lamb, CPA
2501 Millikin
Arlington, TX 76012
(817) 271-3352
FAX (817) 460-5262
g.lamb@comcast.net

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the inclusion in this Form SB-2 of Amstar Mortgage Corporation of our report dated December 11, 2003, on our audit of the financial statements of Amstar Mortgage Corporation, as of September 30, 2003 and for the year then ended.

Greg Lamb, CPA
August 20, 2004